Exhibit 2(d)(4)

September 15, 2004

The Mexico Fund, Inc.

c/o Impulsora del Fondo México, SA de CV

Aristoteles 77 -3rd Floor

11560 Mexico, DF MEXICO

Re:	Letter of Agreement

Gentlemen:

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson Shareholder Communications Inc. (“GSC”) by The Mexico Fund, Inc. (the “Fund”) to act as Information Agent in connection with its upcoming Rights Offer (the “Offer”). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

(a)	Services. GSC shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (collectively, the “Services”).

(b)	Fees. In consideration of GSC’s performance of the Services, the Fund shall pay GSC the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I.

(c)	Expenses. In connection with GSC’s performance of the Services, and in addition to the fees and charges discussed in paragraphs (b) and (d) hereof, the Fund agrees that it shall be solely responsible for the following costs and expenses, and that the Fund shall, at GSC’s sole discretion, (i) reimburse GSC for such costs and expenses actually incurred by GSC, (ii) pay such costs and expenses directly and/or (iii) advance sufficient funds to GSC for payment of such costs and expenses:

•	expenses incidental to the Offer, including postage and freight charges incurred in delivering Offer materials;

•	expenses incurred by GSC in working with its agents or other parties involved in the Offer, including charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•	expenses incurred by GSC at the Fund’s request or for the Fund’s convenience, including copying expenses, expenses relating to the printing of additional and/or supplemental material and travel expenses of GSC’s executives;

The Mexico Fund, Inc.

September 15, 2004

•	any other fees and expenses authorized by the Fund and resulting from extraordinary contingencies which arise during the course of the Offer, including fees and expenses for advertising (including production and posting), media relations, stock watch and analytical services.

(d)	Compliance with Applicable Laws. The Fund and GSC hereby represent to one another that each shall use its best efforts to comply with all applicable laws relating to the Offer, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e)	Indemnification. The Fund agrees to indemnify and hold harmless GSC and its stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the fees, costs and expenses of counsel retained by GSC (“Losses”), which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving GSC which directly relate to or arise out of GSC’s performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from GSC’s own negligence or intentional misconduct). To the extent the Fund suffers Losses as a direct result of GSC’s own negligence or willful misconduct, GSC agrees to indemnify and hold harmless the Company and its stockholders, officers, directors, employees, agents and affiliates. In addition, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in any action between the parties to enforce the provisions of this Agreement, including the indemnification rights contained in this paragraph. The indemnity obligations set forth in this paragraph shall survive the termination of this Agreement.

(f)	Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens.

(g)	Additional Services. In addition to the Services, the Fund may from time to time request that GSC provide it with certain additional consulting or other services. The Fund agrees that GSC’s provision of such additional services shall be governed by the terms of a separate agreement to be entered into by the parties at such time or times, and that the fees charged in connection therewith shall be at GSC’s then-current rates.

The Mexico Fund, Inc.

September 15, 2004

(h)	Confidentiality. GSC agrees to preserve the confidentiality of (i) all material non-public information provided by the Fund or its agents for GSC’s use in fulfilling its obligations hereunder and (ii) any information developed by GSC based upon such material non-public information (collectively, “Confidential Information”). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by GSC or any of its officers, directors, employees, agents or affiliates; (x) was available to GSC on a nonconfidential basis and in accordance with law prior to its disclosure to GSC by the Fund; (y) becomes available to GSC on a nonconfidential basis and in accordance with law from a person other than the Fund or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Fund or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by GSC based on information described in clauses (w), (x) or (y) of this paragraph. The Fund agrees that all reports, documents and other work product provided to the Fund by GSC pursuant to the terms of this Agreement are for the exclusive use of the Fund and may not be disclosed to any other person or entity without the prior written consent of GSC. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(i)	Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Fund (by operation of law or otherwise).

The Mexico Fund, Inc.

September 15, 2004

If the above is agreed to by you, please execute and return the enclosed duplicate of this Agreement to Georgeson Shareholder Communications Inc., 17 State Street – 10th Floor, New York, New York 10004, Attention: Marcy Roth, Contract Administrator.

Sincerely,

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

By:	/s/ KEITH T. HAYNES
Keith T. Haynes
Title:	Senior Managing Director

Agreed to and accepted as of the date first set forth above:

THE MEXICO FUND, INC.

By:	/s/ JOSE LUIS GOMEZ PIMIENTA
Title:	President

APPENDIX I

FEES & SERVICES SCHEDULE

BASE SERVICES	$7,500

• Advance review of Offer documents

• Advice and Consultation with respect to set up and progress of Offer

• Strategic advice relating to the Offer

• Assistance in preparation of advertisements and news releases

• Dissemination of Offer documents to bank and broker community

• Communication with bank and broker community during Offer period

ADDITIONAL SERVICES
• Direct telephone communication with retail (i.e., registered and NOBO shareholders)	TBD

• $4.00 per completed call (incoming and outgoing)

NOTE: The foregoing fees are exclusive of reimbursable expenses and custodial charges as described in paragraph (c) of this Agreement. In addition, the Fund will be charged a fee of $1,000 if the Offer is extended for any reason.

FEE PAYMENT INSTRUCTIONS

The Company shall pay GSC as follows:

•	Upon execution of this Agreement, the Fund shall pay GSC $5,000, which amount is in consideration of GSC’s commitment to represent the Fund and is non-refundable;

•	If applicable, immediately prior to the commencement of the mailing, the Fund shall advance to GSC a portion of anticipated custodial charges; and

•	Upon completion of the Offer, the Fund shall pay GSC the sum of (i) $5,000, (ii) any variable fees for Additional Services (e.g., telephone calls) which shall have accrued over the course of the Offer, and (iii) all reimbursable expenses.

GSC will send the Fund an invoice for each of the foregoing payments.